EXHIBIT 21.1
SUBSIDIARIES OF ION GEOPHYSICAL CORPORATION

Subsidiary	Jurisdiction
ARAM Systems Corporation	Canada
ARAM Systems Inc.	Texas
ARAM Systems Middle East FZE	Dubai
Concept Systems Holdings Limited	Scotland
Concept Systems Limited	Scotland
GMG/AXIS, Inc.	Delaware
GX Technology Canada, Ltd.	Canada
GX Technology Corporation	Texas
GX Technology de Venezuela C.A.	Venezuela
GX Technology EAME. Limited.	UK
GX Technology Sismica Brasil Ltda.	Brazil
GX Technology Trinidad, Ltd.	West Indies
I/O Cayman Islands, Ltd.	Cayman Islands
I/O International Holdings, Ltd.	Cayman Islands
I/O International, Ltd.	Cayman Islands
I/O Luxembourg S.à r.l.	Luxembourg
I/O Marine Systems Limited	UK
I/O Marine Systems, Inc.	Louisiana
I/O Nevada, LLC	Delaware
I/O Texas, LP	Delaware
I/O U.K. Holdings Limited	Scotland
I/O U.K., LTD.	UK
“Inco” Industrial Components ‘s-Gravenhage B.V.	Netherlands
Input/Output Canada, Ltd.	Canada
Input/Output Services CIS, LLC	Russia
ION Canada Holdings ULC	Canada
ION China Holdings, Limited	Hong Kong
ION Exploration Holdings S.à r.l.	Luxembourg
ION Exploration Products (U.S.A.), Inc.	Delaware
ION International Holdings L.P.	Bermuda
ION International S.à r.l.	Luxembourg
ION International Sales Limited	Cyprus
IPOP Management, Inc.	Delaware
Sensor Nederland B.V.	Netherlands
Texas Seismic Rentals Inc.	Texas